Exhibit 10.10
CLARCOR Inc.
Summary of Compensation for Non-Employee Directors and Named Executive Officers

Non-Employee Director Compensation Summary

Annual Retainer

•	$40,000, payable in cash or stock at the election of each director. Increasing to $45,000 as of March 3, 2014.

•	Additional $6,500 for serving as chair of the Compensation or Directors Affairs/Corporate Governance Committees

•	Additional $10,000 for serving as chair of the Audit Committee

•	Additional $25,000 in cash for service as the Lead Director

•	Committee chair and Lead Director compensation is payable in cash

Board and Committee Meeting Fees

•$1,500 per meeting for each Board of Directors or Committee meeting attended
•$1,000 per meeting for each Committee meeting attended by telephone
•All meeting fees are paid in cash

Annual Stock Award

Each year, all non-employee directors receive shares of the Company's stock having an aggregate fair market value on the date of grant of $110,000. This share grant is made pursuant to the Company's 2009 Incentive Plan, which was approved by the Company's shareholders on March 23, 2009.

Named Executive Officer Compensation Summary

Current salaries (rounded to nearest $1,000), equity awards and target bonus percentage for named executive officers:

Name	Title	Salary	Shares Subject to Stock Options (#)	Restricted Stock Units (#)	Target Bonus Percentage

Christopher L. Conway	President -- Chief Executive Officer	$700,000	115,000	6,822	100%
Sam Ferrise	President -- Baldwin Filters, Inc.	$402,000	35,000	2,383	50%
David J. Fallon	Vice President - Finance & Chief Financial Officer	$400,000	35,000	2,846	60%
Richard Wolfson	Vice President - General Counsel & Corporate Secretary	$325,000	27,500	2,464	50%
David J. Lindsey	Vice President - Administration & Chief Administrative Officer	$266,000	19,000	1,613	45%

The named executive officers of the Company are eligible to receive bonuses as determined in the discretion of the Compensation Committee. Such bonuses would be paid in fiscal 2014 and would be based on the achievement by the Company of certain objective targets related to the Company's net income and economic value-added returns during fiscal year 2013.

The named executive officers may also receive stock options and restricted stock units pursuant to the Company's stockholder-approved 2009 Incentive Plan (or any successor stockholder-approved plan thereto) as determined in the discretion of the Compensation Committee.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's Proxy Statement to be filed in connection with the Company's Annual Meeting of Stockholders expected to be held on March 25, 2014.